Exhibit 10.17

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is being entered into this       day of May, 2004 (the “Effective Date”) by and between [insert name] and Colfax Corporation, its subsidiaries, and affiliate companies (collectively, the “Company”).

1.                                       Except as otherwise provided herein, the term of this Agreement will be from the Effective Date until one year following the closing date of the sale (the “Closing Date”) of the Colfax Power Transmission Group (the “Business”) of the Company, unless earlier terminated as provided below.

2.                                       During the term of this Agreement, you will continue to devote your entire business skill, time, and effort diligently to the affairs of the Business and you will perform all such duties, and otherwise conduct yourself, in a manner reasonably determined to promote the best interests of the Company.

3.                                       Notwithstanding any other provision of this Agreement, your eligibility to receive from the Company any Severance Benefit under this Agreement is expressly contingent on the sale of all of the Business (whether in one transaction or several) or the sale of the business unit within the Business for which you provide services to a Buyer (or Buyers) on or before June 30, 2005.  If neither all of the Business nor the business unit within the Business for which you provide services is sold on or before June 30, 2005, you shall not be eligible to receive any Severance Benefit pursuant to this Agreement and this Agreement shall terminate on July 1, 2005.  For the purposes of this Agreement, a sale shall not be deemed to occur until the transaction closes.

4.                                       Severance Benefit Eligibility:

(a)                                  In addition to the requirements in Section 3 above, you will be eligible for a Severance Benefit only if:  you satisfy the requirements of Sections 5 and 6 herein; and if during the first year of your employment with the Buyer, your employment is terminated by the Buyer other than for Cause or you voluntarily resign for Good Reason.

(b)                                 If you are eligible for a Severance Benefit, it will be calculated as set forth in Schedule A and will be paid to you in the form of salary continuation in accordance with the Company’s regular payroll practices and procedures.  The Severance Benefit also includes the following:  if you elect to continue your health care and dental coverage through COBRA or any similar state law and provided you continue to authorize the required employee contributions for your share of the premiums, the Company will continue to pay its share of your premiums (at the same level of coverage as you have upon termination of employment) during the period of salary continuation.

(c)                                  If payable, the Severance Benefit will not be included in determining the amount of any benefits under any of the Company’s qualified or nonqualified employee benefit plans in which you may be a participant.

(d)                                 Any Severance Benefit will cease immediately upon your securing employment after the end of your employment with the Company.  You agree that if you do secure such employment during the period in which are receiving Severance Benefit, you shall immediately notify the Company.

For purposes of this Agreement, the term “Cause” means:  (i) your conviction (including without limitation by plea of guilty or no contest) of a felony or your conviction (including without limitation by plea of guilty or no contest) of a misdemeanor crime involving fraud, dishonesty, or moral turpitude; (ii) your willful misconduct or negligence in the performance of your duties; (iii) your breach of this Agreement or any other agreement between you and the Company; or (iv) any breach of your fiduciary duty or act of fraud, dishonesty, disloyalty, or embezzlement by you.

For purposes of this Agreement, the term “Good Reason” means: (i) a material diminution in your job responsibilities; (ii) a material reduction in your compensation or bonus opportunities; or (iii) a change (without your consent) in your principal location of employment that is more than 30 miles from the current principal location of your employment.

5.                                       To be eligible for a Severance Benefit, you must execute and deliver to the Company a General Release of Claims (“General Release”) in the form attached hereto as Exhibit 1 or in such other form as the Company reasonably determines is appropriate.  You understand that you shall sign the General Release no earlier than the first business day after the last day of your employment.

6.                                       In further consideration for the benefits described in Section 4 above, you agree to the following:

a.                                       Return of Property; Intellectual Property Rights. Upon your termination of employment for any reason with the Company or at any other time requested by the Company, you will return all property owned by the Company or containing information relating to the Company’s business or customers, including files, documents, data and records (whether on paper, tapes, disks, or in any other form, electronic or otherwise), office equipment, credit cards, and employee identification cards. You acknowledge that the Company is the rightful owner of any programs, ideas, inventions, discoveries, copyright material, or trademarks that you may have originated or developed, or assisted in originating or developing, during your period of employment with the Company, where any such origination or development involved the use of Company time or resources, or the exercise of your responsibilities for or on behalf of the Company. You will at all times, both before and after termination of employment, cooperate with the Company in executing and delivering documents and taking any other actions that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, copyright material, or trademarks, and to vest title thereto in the Company.

b.                                      Proprietary and Confidential Information. You will at all times both during and after your employment with the Company preserve the confidentiality of all proprietary or confidential information and trade secrets of the Company, except to the extent that disclosure of such information is legally required, authorized in writing by the Company, or necessary in the performance of your duties on behalf of the Company. The phrase “proprietary or confidential information” includes without limitation information that has not been disclosed to the public or that has been disclosed to the public wrongfully or in breach of the disclosing party’s obligations to the Company and that is treated as confidential within the business of the Company, such as strategic or tactical business plans; financial data; ideas, processes, methods, techniques, systems, patented or copyrighted information, models, devices, programs, computer software, or related information; documents relating to regulatory matters and correspondence with governmental entities; information concerning any past, pending, or threatened legal dispute; pricing and cost data; reports and analyses of business prospects; business transactions which are contemplated or planned; research data; personnel information and data; identities or lists of or information regarding users, purchasers, or customers of any of the Company’s products or services; and other confidential matters pertaining to or known by the Company, including confidential information of a third party which you know or should know the Company is bound to protect.

c.                                       Interference with Business Relations.  During the period of your employment with the Company except in accordance with your duties and responsibilities on behalf of the Company, and for a period ending 12 months following your termination of employment from the Company for any reason, you, without the prior written consent of the Company, will not directly or indirectly on behalf of yourself or any other entity:  (i) recruit, solicit, or hire any employee of the Company (or any person employed by the Company within six months of the recruitment, solicitation, or hiring) for employment or for retention as a consultant or service provider; (ii) solicit or induce, or in any manner attempt to solicit or induce, any client, customer, or prospective client or customer of the Company to cease being, or not to become, a customer of the Company, or to divert any business of such customer or prospective customer or client from the Company; or (iii) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and any of its customers, clients, prospective customers or clients, suppliers, consultants, or employees.

d.                                      Other Agreements and Policies.  The obligations imposed on you by this Section 6 are in addition to, and not in lieu of, any and all other policies or agreements of the Company regarding the subject matter of the foregoing obligations.

e.                                       You acknowledge that the Company’s customers and prospective customers are national and international in scope and that the terms of these covenants are necessary and reasonable and will not prevent you from earning a livelihood.  You agree that your agreement to these covenants is a material inducement to the Company to enter into this Agreement and to make possible to you the benefits provided in this Agreement.  You further agree that money damages may be insufficient as remedy for your breach of these covenants.  Accordingly, you agree that, in addition to any other relief that may be available, the Company shall be entitled to specifically enforce these covenants, including without limitation by means of temporary, preliminary, and permanent injunctive relief.  You also agree that should any court of competent jurisdiction find any portion of these covenants to be unenforceable for any reason, that the Court shall modify such portion so that it is enforceable and then enforce the covenant as modified.  You further agree that if the Court is unwilling or unable to make such a modification, then it shall sever the unenforceable provision and shall enforce the remaining portions of these covenants as fully as possible so as to achieve the original intent of these covenants.

7.                                       The Company will endeavor to have the Buyer assume this Agreement. If the Buyer assumes the Agreement, the Company will assign all of its rights and obligations under this Agreement to the Buyer; and if the Company makes such an assignment, all references in this Agreement (not including this Section 7) to “Company” will be deemed to refer to the Buyer on and after the effective date of such assignment, unless the context clearly requires a contrary meaning.  The Company may otherwise assign its rights and obligations under this Agreement to another entity with or without your consent.  Upon any assumption or assignment provided in this Section 7, the Company shall owe no further obligation to you under this Agreement.  You may not assign your rights and obligations under this Agreement.

8.                                       The payment of any benefits under this Agreement will be in lieu of, and not in addition to, any separation or severance benefits to which you may otherwise be entitled from the Company. In addition, no provision of this Agreement will require the Company to provide you with any payment, benefit, or grant that duplicates any payment, benefit, or grant that you are entitled to receive under any Company compensation or benefit plan or other agreement or arrangement.

9.                                       Nothing in this Agreement shall be construed as a right to continued employment with the Company and nothing in this Agreement limits the Company’s right to terminate your employment with the Company at any time (including prior to the Closing Date) with or without cause or notice.  The term of this Agreement shall end on your last day of employment if the term has not already ended.

10.                                 Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

11.                                 The Company may withhold from any benefits payable under this Agreement all taxes, deductions, and withholding that the Company determines to be required pursuant to any law, regulation, or ruling. However, it is your obligation to pay all required taxes on any amounts provided under this Agreement, regardless of whether withholding is required.

12.                                 Except to the extent otherwise required by law, you will not disclose, in whole or in part, any of the terms of this Agreement. However, you may disclose the terms of this Agreement to your spouse and to your legal or financial adviser, provided that you take all reasonable measures to assure that he or she does not disclose the terms of this Agreement to a third party except as otherwise required by law.  In addition, notwithstanding anything in this paragraph to the contrary, you may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure.

13.                                 Dispute Resolution.

a.                                       The parties agree that, except for any claims pursuant to Section 6 of this Agreement, they shall submit to arbitration and resolve in accordance with the procedures specified in this Section 13 any and all disputes arising from or relating to this Agreement. The parties further agree that the arbitration process agreed upon herein shall be the exclusive means for resolving all disputes made subject to arbitration herein.

b.                                      Notwithstanding any other choice of law provisions in the Agreement, the interpretation and enforcement of the arbitration provisions of this Agreement shall be governed exclusively by the Federal Arbitration Act (“FAA”), and shall otherwise he governed by the law of the Commonwealth of Virginia.

c.                                       These arbitration provisions shall not prevent the Company from obtaining injunctive relief from a court of competent jurisdiction to enforce any obligations of the Agreement; including without limitation issues concerning covenants not to compete, the use of trade secrets or confidential commercial information (which are excluded from this arbitration process as set forth above), or any other matters for which the Company in its sole discretion may require provisional relief pending a decision on the merits by the arbitrator.

d.                                      Any arbitration hereunder shall be conducted under the Model Employment Procedures of the American Arbitration Association (“AAA”), as modified herein, and, unless otherwise agreed by the parties, shall take place in Richmond, Virginia, at a place designated by the AAA.

e.                                       Each party shall be responsible for its costs (including attorneys’ fees) incurred in any arbitration, and the arbitrator shall not have authority to include all or any portion of said costs (including attorneys’ fees) in an award, regardless of which party prevails. The costs and fees of the arbitrator and of the AAA shall be borne equally by the parties.

f.                                         Except as set forth herein, the arbitrator shall have authority to award any remedy or relief that a court of the Commonwealth of Virginia could grant in conformity to applicable law.

g.                                      With respect to any claims pursuant to Section 6 of this Agreement, such claims too will be governed by the law of the Commonwealth of Virginia, and both you and the Company agree to and submit to the jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia for the resolution of such claims.

14.                                 The provisions contained in this Agreement and within the General Release will each constitute a separate agreement independently supported by good and adequate consideration, and will each be severable from the other provisions of the Agreement and the General Release. If a court of competent jurisdiction or an arbitrator determines that any term, provision, or portion of this Agreement or the General Release is void, illegal, or unenforceable, the other terms, provisions and portions of this Agreement or the General Release will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or such court or arbitrator will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company and you, to the fullest extent permitted by applicable law, the benefits intended by this Agreement and the General Release.

15.                                 The provisions of this Agreement as well as the General Release shall survive the termination of this Agreement according to their terms.

16.                                 This Agreement sets forth the entire understanding of you and the Company with respect to severance or separation pay matters, and supersedes all prior agreements and communications, whether oral or written, between you and the Company regarding such matters. This Agreement will not be modified except by the written agreement of you and the Company.

17.                                 You acknowledge that you have read and understand this Agreement and execute it voluntarily and without coercion.  You further acknowledge that you have been advised in writing of your opportunity to consult with counsel and that you have been given a more than sufficient period of time to consider the terms of this Agreement.

Please indicate your acceptance by signing below.

AGREED TO AND ACCEPTED BY:

Name	Witness

Date

Colfax Corporation

EXHIBIT 1

General Release

In exchange for the Company’s promises (including without limitation eligibility for Severance Benefit) in the Transition Agreement between me and the Colfax Corporation, its subsidiaries, and affiliate companies (collectively, the “Company”) dated May [insert], 2004 (the “Transition Agreement”), I hereby release and discharge the Company, its affiliated companies, and its or their current and former employees, agents, directors, officers, assigns, attorneys, shareholders and all other related persons from any and all suits, charges, demands, causes of action, and/or claims of whatever nature, whether known, unknown, or unforeseen, that I have or may have against the Company arising out of or in any way related to my employment and its termination, the Transition Agreement, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release.  I agree, without limiting the generality of this release, that this release of claims includes, but is not limited to:  any rights or claims that you may have arising out of federal, state, or local employment discrimination laws (such as, for example, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, and any similar federal, state, or local statute); claims under the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, or any other applicable federal, state, or local statute relating to payment of wages; claims concerning recruitment, hiring, termination, salary rate, severance pay, retention benefits, wages or benefits due, sick leave, vacation pay, life insurance, group medical insurance, any other fringe benefits of the Company, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge, demand, cause of action, or claim against the persons or entities released in this paragraph.  I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the suits, charges, demands, causes of action, or claims that are lawfully released in this paragraph.  I represent and warrant that I have not previously filed or joined in any such suits, charges, demands, causes of action, or claims against the persons or entities released in this paragraph.

I expressly acknowledge and agree that the foregoing release is a GENERAL RELEASE.

I agree that my decision to execute this General Release is knowing and voluntary and based only on the terms of the Transition Agreement and this General Release, and not on any other promises or representations of any kind whatsoever.  I acknowledge that I am being encouraged by the Company to consult with an attorney prior to executing this General Release.  I further acknowledge that I have a period of twenty-one (21) days to consider and review this General Release.  Moreover, for a period of seven (7) days following my execution of this General Release, I will have the right to revoke it under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over.  If I elect to revoke this Agreement within this seven-day period, I understand that I must inform the Company by delivering a written notice of revocation to [insert name, title, and address] no later than 11:59 p.m. on the seventh calendar day after I sign the General Release.  However, if I elect to exercise this revocation right, I understand that the Company will be relieved of its obligations under the Transition Agreement to make any payments to me, including without limitation any obligation to provide me with the Severance Benefit, and I further understand that the Transition Agreement may be voided in its entirety at the Company’s option.  I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, such election is knowing and voluntary and comes after full opportunity to consult with counsel.

I understand that I shall sign this General Release no earlier than the first business day after the last day of my employment.

Dated:
[insert employee name]